Gulf Resources announces further temporary delay in the opening of its bromine plants

SHOUGUANG, China, July 05, 2018 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt, specialty chemical products, and natural gas in China, today announced a further temporary delay in the opening of its bromine plants situated in Shandong Province, China.

On June 29 2018, the Company received a formal notice (dated June 25, 2018) jointly issued by various provincial government agencies in Shandong Province (the “Notice”) forwarded by the Weifang City Special Operations Leading Group Office of Safe Production, Transformation and Upgrading of Chemical Industry.  In the Notice, the provincial government agencies have set forth further requirements and procedures covering the following four aspects for the chemical industrial enterprises (which includes our bromine plants): project approval, planning approval, land use rights approval and environmental protection assessment approval.  Those standards and procedures apply to all chemical industrial enterprises in Shandong Province that have not completed project approval procedures, planning approval procedures, land use rights approval procedures and environmental protection assessment procedures.  The Company believes that the government will not grant approval to open the Company’s plants until the Company has fully complied with the aforesaid rules set forth in the Notice.

Since bromine is considered to be a chemical, the Company believes all of the Company’s bromine plants are subject to the Notice and that implementation of the Notice will cause a delay in opening the Company’s bromine plants as a result due to the now prolonged inspection and approval process. Prior to this Notice, the Company completed the rectification and improvement within factory areas required by the local government agencies. The current outstanding issues are (1) finding a solution for co-production of bromine and crude salt at 4 of the 10 bromine plants regarding its rectification and improvement (2) building the new aqueduct required by government rectification and improvement.

Among the four required approvals set forth in the notice, the Company had already completed the safety production and environmental protection assessment for all of its 10 bromine plants.

The other three issues relate to all bromine plants in Shouguang City including the Company’s all bromine plants, except plant No.1, which already has its factory area land use certificate. While Shouguang City agreed to the Company leasing land and approved the establishment of our all bromine plants, it did not require nor grant us the project approval, land use rights approval, and planning approval that the provincial government is now requiring pursuant to the Notice.

The Shouguang City Bromine Association, on behalf of all the bromine plants in Shouguang, has started discussions with the local government agencies. The local governmental agencies, realized that the original requirements for the bromine industry that they established were lacking in project approval, planning approval and land use rights approval and now the requirements need improvement according to the requirements of the provincial government. The local government is  coordinating with several government departments to solve these three outstanding approval issues as quickly as possible, however, the bromine plants cannot commence production until obtain those approvals.

The Company is not certain how long the temporary delay will be due to the discussions between Shouguang City Bromine Association and local government agencies. The Company believes that this is another step by the government to improve the environment. It further believes the goal of the government is not to close all plants, but rather to codify the regulations related to project approval, land use, planning approval and environmental protection assessment approval so that illegal plants are not able to open in the future and so that plants close to population centers do not cause serious environmental damage. In addition, the Company believes that the Shandong provincial government wants to assure that each of its regional and county governments has applied the Notice in a consistent manner.

The Company does not anticipate that the Company’s new chemical factory will be significantly impacted by the Notice.  The Company has secured from the government the land use rights for its chemical plants located at the Bohai Marine Fine Chemical Industry Park and presented a completed construction design draft and other related documents to the local authorities for approval. The Company was expecting to receive feedback from the local authorities. However, the Company does believe there could be a delay for the approval process given the ongoing rectification and approvals process for the Company’s other plants.

Mr. Liu , the CEO of Gulf Resources, stated, “We are committed to communicating effectively on a consistent basis with our shareholders. We, obviously, have no control over the desire of the government to implement regulations that will improve the environment and the health of the people. However, we believe that, working with the Bromine Association, we will be able to resolve this issue in the relatively near future.”

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries' business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com